Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Star Equity Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	350,000	$0.79	$276,500	0.0000927	$25.63
Total Offering Amounts				–	$276,500	–	$25.63
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$25.63

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(1)     Star Equity Holdings, Inc. (the “Company” or the “Registrant”) previously registered an aggregate of 316,040 shares of common stock, par value $0.0001 per share (“Common Stock”) on a registration statement on Form S-8 (File No. 333-250177) (the “2020 Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2020. The shares registered on the 2020 Registration Statement consisted of: (a) 300,000 shares registered for the first time on the 2020 Registration Statement pursuant to the Amended Star Equity Holdings, Inc. 2018 Incentive Plan (the “2018 Plan”), plus (b) 16,040 shares (the “Initial Carryover Shares”) previously registered under the 2014 Equity Incentive Award Plan (the “2014 Plan”) on Form S-8, filed with the Commission on June 6, 2014 (Registration Statement No. 333-196562).

On May 31, 2022, the stockholders of the Company approved an amendment to the 2018 Plan to, among other things, increase the number of shares of Common Stock authorized for issuance under 2018 Plan from 450,000 shares (plus certain shares available under prior plans) to 800,000 shares (plus certain shares available under prior plans).

This registration statement on Form S-8 is being filed to register an additional 377,882 shares of Common Stock available for future issuance under the 2018 Plan, as amended effective as of May 31, 2022 (the “Amended 2018 Plan”), consisting of (a) 350,000 shares being registered for the first time pursuant to the Amended 2018 Plan; (b) shares of Common Stock (of which there are 27,500 shares) that have again become available for issuance pursuant to the reserved share replenishment provisions of the 2018 Plan as a result of (i) stock options issued thereunder expiring or becoming unexercisable for any reason before being exercised in full, or (ii) restricted stock being forfeited to the Company or repurchased by the Company pursuant to the terms of the agreements governing such shares (the “2018 Carryover Shares”); and (c) shares of Common Stock (of which there are 382 shares) that have again become available for issuance pursuant to the reserved share replenishment provisions of the 2014 Plan as a result of (i) stock options issued thereunder expiring or becoming unexercisable for any reason before being exercised in full, or (ii) restricted stock being forfeited to the Company or repurchased by the Company pursuant to the terms of the agreements governing such shares (the “2014 Carryover Shares”, and together with the 2018 Carryover Shares, the “Additional Carryover Shares”).

(2) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per unit, maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Registrant’s common stock on the NASDAQ Global Market on June 17, 2022. The Registrant is paying registration fees with respect to both the 350,000 shares of Common Stock being newly registered hereby and the Additional Carryover Shares. Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Amended 2018 Plan.